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                                                                      EXHIBIT 99


CASE                                                                News Release
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CASE CORPORATION      700 STATE STREET      RACINE, WI  53404      U.S.A.
HTTP://WWW.CASECORP.COM


For more information, contact:

William B. Masterson  (414) 636-5793


For Immediate Release


                   Case Corporation Takes Additional Actions
                       in Anticipation of Softer Markets


            .  Production Schedules Lowered Further

            .  Manufacturing Facilities in Hamilton, Ontario and
               Hugo, Minnesota to Close in 1999

            .  Additional Workforce Adjustments Made

            .  Lower Sales and Earnings Anticipated in 1998 and 1999


     Racine, Wisconsin (December 21, 1998)--Case Corporation (NYSE:CSE) announced today that it is taking a number of additional actions in response to lower than previously anticipated demand for agricultural equipment. The lower retail demand and resultant decrease in dealer orders is due to the continued decline in the near-term fundamentals in the global agricultural market and the ongoing overall economic uncertainties in several emerging markets. In response to market conditions, the company has lowered its fourth quarter agricultural equipment production schedules in North America and Europe from previously announced levels and continues its aggressive cost reduction actions.

     "Given the recent, precipitous decline in the agricultural equipment market worldwide, we now expect the global market to be down by as much as 10 percent this year and we
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anticipate an additional deterioration of 10 percent in 1999," said Jean-Pierre
Rosso, Case chairman and chief executive officer. "As a result of our revised market view for 1999, we are adjusting our production schedules again and intensifying our cost reduction actions."

     In response to market conditions, Case will now reduce its worldwide workforce, including contract and temporary personnel, by approximately 3,400 people by the end of 1999. This workforce reduction is a result of several restructuring actions, including those actions previously announced.

     Case is accelerating the integration and rationalization of its agricultural implements business following its acquisitions in this product segment. As a result, the company will cease operations at its Hamilton, Ontario plant in 1999 and will integrate the related product lines into other existing manufacturing operations throughout North America or, in some instances, will outsource production. In addition, the company is moving its horizontal directional drill operations from Hugo, Minnesota, to its manufacturing facility in Wichita, Kansas.

     The company will take a restructuring charge of $130 to $135 million in the last quarter of 1998 related to the closure of the Hamilton and Hugo facilities and the previously announced restructuring actions, including an initial worldwide workforce reduction of 2,600 people. In 1999, restructuring charges related to the remaining workforce reduction and additional costs related to the closure of the Hamilton facility will be recorded as they are incurred. The company anticipates annual cost savings of approximately $95 to $100 million as a result of these programs and expects to realize nearly two-thirds of these savings in 1999.

     The company will also incur one-time charges of approximately $43 million in the fourth quarter of 1998. These charges include the write-down of certain assets and expenses directly related to the plant closures and other actions the company is taking in response to the market environment.

     Case now expects its 1998 full-year earnings per share, before restructuring charges, to be down nearly 60 percent compared to 1997 results. The company continues to believe that 1999 earnings will be lower than 1998 results.

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     The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1997, as filed with the Securities and Exchange Commission; Business--Employees, Business--Environmental Matters, Business--Significant International Operations, Business--Seasonality and Production Schedules, Business--Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1997 revenues of $6 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

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